Exhibit 23

Consent of Independent Auditors

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-89020, 333-78453, 333-50877, 333-74515, 333-67114 and 333-50841) and the Registration Statement (Form S-1 No. 333-85602) and the related Prospectus of our report dated January 27, 2003 (except for Note 1, as to which the date is March 10, 2003), with respect to the consolidated financial statements and schedule of aaiPharma Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 25, 2003